Exhibit 17.5

                                      KOMAR



March 27, 2006


Mr. Robert Cashman
President & Chairman
Smart Truck Systems, Inc.
22101 Alessandro Blvd.
Morreno Valley, CA 92553


Re:      Resignation from Board of Directors


Dear Bob:

Effective immediately, I hereby resign my position as a member of the Board of Directors of Smart Truck Systems, Inc., and as member of the Board of Directors of Smart Truck Manufacturing, Inc., its wholly owned subsidiary.

Please provide me with written acknowledgement of my resignation. Thank you.

Sincerely,


/s/      KOSTI SHIRVANIAN
--------------------------
         Kosti Shirvanian







     23 Corporate Plaza Suite 247 - Newport Beach, CA 92660 - (949) 718-4844
                               Fax (949) 718-4835


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